Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2020

Company Reports Continued Strong Demand for Purion Products

BEVERLY, Mass. — May 5, 2020—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter ended March 31, 2020.

The Company reported first quarter revenue of $119 million, compared to $107.7 million for the fourth quarter of 2019. Operating profit for the quarter was $13.7 million, compared to $13.2 million for the fourth quarter. Net income for the quarter was $11.2 million, or $0.33 per diluted share, compared to net income for the fourth quarter of $9.7 million, or $0.29 per diluted share. Gross margin for the quarter was 38.3%, compared to 41.1% in the fourth quarter. Cash, cash equivalents and restricted cash were $181.4 million on March 31, 2020, compared to $146.5 million on December 31, 2019.

President and CEO Mary Puma commented, “We are very pleased with our strong first quarter performance. As a result of everyone’s extraordinary efforts, we delivered an excellent financial quarter by continuing to meet our customers’ expectations. While there is limited visibility to near-term macroeconomic conditions, customer demand for our Purion platform remains strong. Axcelis has a highly differentiated product line, a broad and diverse customer base, a robust balance sheet and a dedicated team of employees. These strengths will propel us through this difficult period and lead us to market leadership in ion implantation.”

First Quarter 2020 Conference Call

The Company will host a call to discuss the results for the first quarter 2020 on Wednesday, May 6, 2020 at 8:30 am ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and Audience Passcode: 1738978. Webcast replays will be available for 30 days following the call.

News Release

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2020	2019
Revenue:
Product	$112,133	$84,197
Services	6,858	7,280
Total revenue	118,991	91,477
Cost of revenue:
Product	67,172	47,338
Services	6,270	6,633
Total cost of revenue	73,442	53,971
Gross profit	45,549	37,506
Operating expenses:
Research and development	14,606	13,685
Sales and marketing	8,204	8,918
General and administrative	9,036	7,807
Total operating expenses	31,846	30,410
Income from operations	13,703	7,096
Other (expense) income:
Interest income	482	841
Interest expense	(1,303)	(1,230)
Other, net	(620)	(173)
Total other expense	(1,441)	(562)
Income before income taxes	12,262	6,534
Income tax provision	1,041	472
Net income	$11,221	$6,062
Net income per share:
Basic	$0.34	$0.19
Diluted	$0.33	$0.18
Shares used in computing net income per share:
Basic weighted average common shares	32,872	32,683
Diluted weighted average common shares	34,057	34,224

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$174,745	$139,881
Accounts receivable, net	64,238	83,753
Inventories, net	136,068	140,364
Prepaid expenses and other current assets	16,621	11,681
Total current assets	391,672	375,679
Property, plant and equipment, net	26,363	25,328
Operating lease assets	5,583	5,849
Finance lease assets, net	21,528	21,880
Long-term restricted cash	6,671	6,653
Deferred income taxes	66,607	68,060
Other assets	44,149	44,645
Total assets	$562,573	$548,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,089	$25,341
Accrued compensation	9,237	7,631
Warranty	3,431	2,759
Income taxes	344	294
Deferred revenue	28,892	24,601
Current portion of finance lease obligation	573	399
Other current liabilities	6,807	7,639
Total current liabilities	75,373	68,664
Long-term finance lease obligation	47,976	48,149
Long-term deferred revenue	5,214	4,650
Other long-term liabilities	6,838	7,204
Total liabilities	135,401	128,667

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,837 shares issued and outstanding at March 31, 2020; 32,585 shares issued and outstanding at December 31, 2019	33	33
Additional paid-in capital	559,182	559,878
Accumulated deficit	(130,730)	(140,226)
Accumulated other comprehensive loss	(1,313)	(258)
Total stockholders’ equity	427,172	419,427
Total liabilities and stockholders’ equity	$562,573	$548,094